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                                                                     Exhibit 2.3

                                AMENDMENT NO. 2
                    TO AGREEMENT AND PLAN OF REORGANIZATION

     THIS AMENDMENT NO. 2 dated as of November 6, 1997 (this "Amendment") is entered into among Lightbridge, Inc., a Delaware corporation ("Lightbridge"), SeeCross Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Lightbridge ("Acquisition Corp."), and Coral Systems, Inc., a Delaware corporation ("Coral"), to amend the Agreement and Plan of Reorganization dated as of September 9, 1997, as amended by Amendment No. 1 thereto dated as of October 9, 1997 (as so amended, the "Agreement"). Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to them in the Agreement.

                                   RECITALS

     On September 9, 1997, Lightbridge, Acquisition Corp. and Coral entered into the Agreement and Plan of Reorganization in order to effect the Merger, pursuant to which, among other things, issued and outstanding shares of Coral Capital Stock would be converted into shares of Lightbridge Common. On October 9, 1997, the parties entered into Amendment No. 1 to such Agreement and Plan of Reorganization, in order to modify the definition of Calculation Price.

     The parties desire to modify certain provisions of the Agreement as set forth herein.

     NOW, THEREFORE, Lightbridge, Acquisition Corp. and Coral hereby agree as follows:

     1. Section 1.10 of the Agreement is hereby deleted in its entirety, and the following is substituted therefor:

     "Section 1.10.  Post-Closing Balance Sheet Adjustment.

          "1.10.1. Following the Closing Date, the Surviving Corporation, with the advice and assistance of Price Waterhouse LLP and the Holders' Agent, will prepare a balance sheet of Coral as of immediately prior to the time of the Closing (the "Preliminary Closing Balance Sheet"). The Preliminary Closing Balance Sheet will be prepared in accordance with generally accepted accounting principles applied on a basis, and using methodologies, consistent with the Financial Statements (as defined in Section 2.6), except that the Preliminary Closing Balance Sheet may omit footnotes and related disclosures normally contained in audited balance sheets prepared in accordance with generally accepted accounting principles.

          "1.10.2. On or before the tenth day following the Closing Date, the Surviving Corporation and the Holders' Agent will deliver to Lightbridge the Preliminary Closing Balance Sheet and a proposed statement of the Preliminary Adjustment Amount. The Preliminary Adjustment Amount shall be the difference between negative $1,245,500 and the working capital (total current assets less total current liabilities) of Coral as reflected on the Preliminary Closing Balance Sheet; provided, however, that the Preliminary Adjustment Amount shall not reflect any reductions in the working capital of Coral attributable to any of the items listed in Section 1.10 of the Schedule.

          "1.10.3. Within ten days after its receipt of the Preliminary Closing Balance Sheet and proposed statement of the Preliminary Adjustment Amount, Lightbridge shall notify the Surviving Corporation and the Holders' Agent whether it accepts or disputes the Preliminary Adjustment Amount. If Lightbridge accepts the Preliminary Closing Balance Sheet and the Preliminary Adjustment Amount,
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     or fails to notify the Surviving Corporation and the Holders' Agent of any
     dispute with respect thereto within said ten-day period, the Preliminary Closing Balance Sheet shall be deemed to be the "Final Closing Balance Sheet" and the Preliminary Adjustment Amount shall be deemed to be final, conclusive and binding upon the parties (the "Final Adjustment Amount"). During such ten-day period and until the determination of the Final Adjustment Amount, Lightbridge will be provided with access to such financial books and records of Coral as it may reasonably request in order to confirm the accuracy of the Preliminary Closing Balance Sheet. If Lightbridge disputes the accuracy of the Preliminary Closing Balance Sheet or the Preliminary Adjustment Amount, it shall in such notice set forth in reasonable detail those items that it believes are not fairly presented in conformity with Section 1.10.1 above and the reasons for its opinion. The parties shall then meet and in good faith use their best efforts to try to resolve their disagreements over the disputed items as promptly as practicable. If the parties resolve their disagreements over the disputed items in accordance with the foregoing procedure, the Preliminary Closing Balance Sheet and the Preliminary Adjustment Amount, with those modifications to which the parties shall have agreed, shall be deemed to be the Final Closing Balance Sheet and the Final Adjustment Amount. If the parties have not resolved their disagreements over the disputed items on the Preliminary Closing Balance Sheet or the Preliminary Adjustment Amount within ten days after the notice of dispute from Lightbridge, Lightbridge may request that Deloitte & Touche LLP audit the Preliminary Closing Balance Sheet and issue its report thereon, which shall be delivered within forty-five days after the request date. If the Holders' Agent accepts such audited Preliminary Closing Balance Sheet and the related calculation of the Preliminary Adjustment Amount, or fails to notify Lightbridge of any dispute with respect thereto within ten days after receiving a copy thereof, such audited Preliminary Closing Balance Sheet shall be deemed to be the Final Closing Balance Sheet and the related Preliminary Adjustment Amount shall be deemed to be the Final Adjustment Amount. If the parties have not resolved their disagreements over the disputed items on the audited Preliminary Closing Balance Sheet or Preliminary Adjustment Amount within ten days after the Holders' Agent receives a copy thereof, the parties shall forthwith jointly request an independent, national accounting firm mutually agreed upon by Lightbridge and the Holders' Agent (the "Accounting Arbitrator") to make a binding determination of those disputed items in accordance with this Agreement. The Accounting Arbitrator will have no more than forty-five days from the date of referral and no more than thirty days from the final submission of information or testimony by the parties to render its decision with respect to the disputed items concerning the Preliminary Closing Balance Sheet and the Preliminary Adjustment Amount, which decision shall be final and binding upon the parties and enforceable as an arbitration award pursuant to the Massachusetts Uniform Arbitration Act for Commercial Disputes, Mass. Gen. Laws Ann. ch. 251 or the Federal Arbitration Act, 9 U.S.C. (S)(S)1 et seq. The Preliminary Closing Balance Sheet and the Preliminary Adjustment Amount, with those adjustments determined by the Accounting Arbitrator to be necessary, shall be deemed to be the Final Closing Balance Sheet and the Final Adjustment Amount. The fees and expenses of the Accounting Arbitrator engaged pursuant to this Section shall be borne equally by the Stockholders and by Lightbridge (with the portion attributable to the Stockholders being treated as an additional Offset Expense, further decreasing the Aggregate Share Number pursuant to Section 1.4.4)."

     2. Coral has delivered to Lightbridge on the date hereof an updated version of the Schedule (the "Updated Schedule"). Lightbridge and Acquisition Corp. agree that, in the event the Closing occurs, the Updated Schedule shall supersede the initial Schedule and shall constitute the definitive Schedule for all purposes of Article 7.

     3. Notwithstanding any other provision of the Agreement (including the Updated Schedule), to the extent that any claims, costs, losses, expenses, liabilities or other damages suffered or incurred by Lightbridge or the Surviving Corporation by reason of or otherwise arising out of the claims made in the notice described in paragraph 2.8(h) of the Updated Schedule exceed $30,000 and are not reserved for in the

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Final Closing Balance Sheet, the excess shall constitute Damages for which
Lightbridge and the Surviving Corporation shall be indemnified under Article 7 of the Agreement, subject to the provisions of Section 7.4 thereof.

     4. Except as contemplated by the preceding paragraph 1, the provisions of the Agreement shall remain in full force and effect to the same extent as in force and effect prior to the execution and delivery of this Amendment.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                        LIGHTBRIDGE, INC.


                                        By:      /s/ Pamela D.A. Reeve
                                           -------------------------------------
                                           President and Chief Executive Officer

                                        SEECROSS ACQUISITION CORP.


                                        By:      /s/ Pamela D.A. Reeve
                                           -------------------------------------
                                           President

                                        CORAL SYSTEMS, INC.


                                        By:      /s/ Timothy P. Hayes
                                           -------------------------------------
                                           Executive Vice President

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